                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                                            Commission File No.    0-21399
                                                                ---------------

                              PEERLESS GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         1021 CENTRAL EXPRESSWAY SOUTH
                               ALLEN, TEXAS 75013
                                  972-359-5500
--------------------------------------------------------------------------------
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)    [X]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                       Rule 15d-6             [ ]

        Approximate number of holders of record as of the certification or notice date:
                   ONE
             --------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, PEERLESS GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  December 16, 1998             By: /s/ MICHAEL R. WALLACE
        -----------------                 -------------------------------
                                      Name: Michael R. Wallace
                                      Title: President